CLOUGH GLOBAL EQUITY FUND

SPECIAL MEETING OF SHAREHOLDERS

JULY 17, 2009

On July 17, 2009, the Fund held its annual Meeting of Shareholders for the purpose of voting on a proposal to re-elect three Trustees of the Fund.  The results of the proposal were as follows:

Proposal:  To elect the following trustees to the Board

Andrew C. Boynton

Adam D. Crescenzi

Jerry G. Rutledge

Proposal I:  Re-election of Trustees

Andrew C. Boynton    Adam D. Crescenzi         Jerry G. Rutledge

For

15,177,955

        15,151,380

     15,287,018

Withheld

700,115

        726,690

     591,052

Withheld from Director

700,115

        726,690

     591,052